Exhibit 4.1

Execution Copy

AMERICAN EXPRESS CREDIT ACCOUNT MASTER TRUST

SEVENTH AMENDMENT TO

POOLING AND SERVICING AGREEMENT

This SEVENTH AMENDMENT TO POOLING AND SERVICING AGREEMENT, dated as of April 13, 2015 (this “Amendment”), is among American Express Receivables Financing Corporation II, a Delaware corporation (“RFC II”), American Express Receivables Financing Corporation III LLC, a Delaware limited liability company (“RFC III”), and American Express Receivables Financing Corporation IV LLC, a Delaware limited liability company (“RFC IV”), as Transferors, American Express Travel Related Services Company, Inc., a New York corporation (“TRS”), as Servicer, and The Bank of New York Mellon (formerly The Bank of New York), a New York banking corporation, as Trustee (in such capacity, the “Trustee”) and as Securities Intermediary. This Amendment amends the Pooling and Servicing Agreement, dated as of May 16, 1996, as amended and restated as of January 1, 2006 (as amended, supplemented and otherwise modified from time to time, the “Pooling and Servicing Agreement” and, together with this Amendment, the “Amended Pooling and Servicing Agreement”).

RECITALS

WHEREAS, RFC II, RFC III and RFC IV, as Transferors, TRS, as Servicer, and the Trustee have previously entered into the Pooling and Servicing Agreement; and

WHEREAS, pursuant to Section 13.01(a) of the Pooling and Servicing Agreement, the parties hereto desire to amend the Pooling and Servicing Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each party hereto agrees as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms Not Defined Herein. All capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement, as the case may be.

ARTICLE II

AMENDMENTS

SECTION 2.01. Amendment to Section 1.01.

(a) The definition of “Monthly Period” in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following; provided, however, that the Monthly Period with respect to the May 2015 Distribution Date shall have commenced on March 26, 2015 and shall continue to and include April 30, 2015:

“Monthly Period” shall mean, with respect to each Distribution Date, unless otherwise provided in a Supplement, the calendar month immediately preceding such Distribution Date; provided, however, that the initial Monthly Period with respect to any Series will commence on the Closing Date with respect to such Series.

ARTICLE III

MISCELLANEOUS

SECTION 3.01. Pooling and Servicing Agreement in Full Force and Effect as Amended. The Pooling and Servicing Agreement is hereby amended by providing that all references therein to the “Pooling and Servicing Agreement,” “this Agreement,” “hereby,” “hereof” and “herein” shall be deemed from and after the effective date of this Amendment to be a reference to the Amended Pooling and Servicing Agreement. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Pooling and Servicing Agreement shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with their terms and except as expressly provided herein, this Amendment shall not constitute or be deemed to constitute a waiver of compliance with or consent to non-compliance with any term or provision of the Pooling and Servicing Agreement.

SECTION 3.02. Counterparts. This Amendment may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

SECTION 3.03. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATION LAW, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 3.04. Effectiveness. The amendments provided for by this Amendment shall become effective as of April 16, 2015 upon:

(a) receipt by the Trustee of an Officer’s Certificate of each Transferor, dated the date of this Amendment, to the effect that each Transferor, respectively, reasonably believes that this Amendment will not have an Adverse Effect;

(b) receipt by the Transferors, the Servicer and the Trustee of written notice from each Rating Agency that the amendments provided for by this Amendment will not result in a reduction or withdrawal of its existing ratings on any outstanding Series or Class;

(c) receipt by the Trustee of an Opinion of Counsel delivered in connection with this Amendment pursuant to Section 13.02(d)(i) of the Agreement; and

(d) delivery of counterparts of this Amendment, duly executed by the parties hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the Transferors, the Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION II,
as a Transferor

By:	/s/ Anderson Y. Lee
Name: Anderson Y. Lee
Title: President

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION III LLC, as a Transferor

By:	/s/ Todd N. Boren
Name: Todd N. Boren
Title: President

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION IV LLC, as a Transferor

By:	/s/ Denise D. Roberts
Name: Denise D. Roberts
Title: President

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., as Servicer

By:	/s/ David L. Yowan
Name: David L. Yowan
Title: Treasurer

THE BANK OF NEW YORK MELLON, as Trustee and Securities Intermediary

By:	/s/ Michael Commisso
Name: Michael Commisso
Title: Vice President

[Seventh Amendment to Pooling and Servicing Agreement]